As filed with the Securities and Exchange Commission on July 31, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

STANDARD LITHIUM LTD.

(Exact name of Registrant as specified in its charter)

Canada	2800	Not Applicable
(Province or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

Suite 1625, 1075 West Georgia Street

Vancouver, British Columbia,

Canada V6E 3C9

(604) 409-8154

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address and telephone number of agent for service in the United States)

Copies to:

Sam Cole Cassels Brock & Blackwell LLP Suite 2200, 885 West Georgia Street Vancouver, BC, Canada V6C 3E8 (604) 691-6100	David Park Standard Lithium Ltd. Suite 1625, 1075 West Georgia Street Vancouver, British Columbia, Canada V6E 3C9 (604) 409-8154	Ryan J. Dzierniejko Lance Brasher Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York, United States 10001-8602 (212) 735-3712

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after this Registration Statement becomes effective.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	At some future date (check the appropriate box below):

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

SHORT FORM BASE SHELF PROSPECTUS

New Issue	July 30, 2025

Standard Lithium Ltd.

US$1,000,000,000

Common Shares
Preferred Shares
Debt Securities
Subscription Receipts
Warrants
Units

Standard Lithium Ltd. (“SLI”, “we” or the “Company”) may from time to time offer and issue the following securities: (i) common shares of the Company (“Common Shares”); (ii) preferred shares of the Company (“Preferred Shares”); (iii) senior and subordinated debt securities of the Company, including convertible debt securities (collectively, “Debt Securities”); (iv) subscription receipts (“Subscription Receipts”) exchangeable for Common Shares and/or other securities of the Company; (v) warrants (“Warrants”) exercisable to acquire Common Shares and/or other securities of the Company; and (vi) securities comprised of more than one of Common Shares, Preferred Shares, Debt Securities, Subscription Receipts and/or Warrants offered together as a unit (“Units”, and together with the Common Shares, Preferred Shares, Debt Securities, Subscription Receipts and Warrants, the “Securities”), or any combination thereof, having an aggregate offering price of up to US$1,000,000,000 (or the equivalent thereof, at the date of issue, in any other currency or currencies, as the case may be), at any time during the 25-month period that this short form base shelf prospectus, including any amendments hereto (the “Prospectus”), remains effective. The Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of sale and set forth in one or more prospectus supplements (each, a “Prospectus Supplement”). This Prospectus qualifies the distribution of Securities by the Company. In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or a subsidiary of the Company. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

The specific terms of any offering of Securities will be set out in the applicable Prospectus Supplement and may include, without limitation, where applicable: (i) in the case of Common Shares, the number of Common Shares being offered, the offering price (or the manner of determination thereof if offered on a non-fixed price basis), whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares being offered; (ii) in the case of Preferred Shares, the designation of the particular class, series, liquidation preference amount, the number of Preferred Shares being offered, the offering price (or the manner of determination thereof if offered on a non-fixed price basis), whether the Preferred Shares are being offered for cash, the currency or currency unit for which such Preferred Shares may be purchased, any voting rights, any rights to receive dividends, any terms of redemption, any conversion or exchange rights, and any other terms specific to the Preferred Shares being offered; (iii) in the case of Debt Securities, the specific designation of the Debt Securities, whether such Debt Securities are senior or subordinated, the aggregate principal amount of the Debt Securities being offered, the currency or currency unit in which the Debt Securities may be purchased, authorized denominations, any limit on the aggregate principal amount of the Debt Securities of the series being offered, the issue and delivery date, the maturity date, the offering price (at par, at a discount or at a premium), the interest rate or method of determining the interest rate, the interest payment date(s), any conversion or exchange rights that are attached to the Debt Securities, any redemption provisions, any repayment provisions, and any other terms specific to the Debt Securities being offered; (iv) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price (or the manner of determination thereof if offered on a non-fixed price basis), whether the Subscription Receipts are being offered for cash, the terms, conditions and procedures for the exchange of Subscription Receipts for Common Shares and/or other securities of the Company, as the case may be, the currency or currency unit in which the Subscription Receipts are issued, and any other terms specific to the Subscription Receipts being offered; (v) in the case of Warrants, the number of Warrants being offered, the offering price (or the manner of determination thereof if offered on a non-fixed price basis), whether the Warrants are being offered for cash, the terms, conditions and procedures for the exercise of such Warrants into or for Common Shares and/or other securities of the Company, and any other terms specific to the Warrants being offered; and (vi) in the case of Units, the designation and terms of the Units and of the Securities comprising the Units, the offering price (or the manner of determination thereof if offered on a non-fixed price basis), whether the Units are being offered for cash, the currency or currency unit in which the Units are issued, and any other terms specific to the Units being offered. A Prospectus Supplement may include other specific terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest in any Securities.

All shelf information permitted under applicable securities legislation to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, unless an exemption from the prospectus delivery requirements is available. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of such Prospectus Supplement and only for the purposes of the distribution of the Securities to which such Prospectus Supplement pertains.

This Prospectus may qualify an “at-the-market distribution” as defined in NI 44-102. This Prospectus does not qualify for issuance Debt Securities, or Securities convertible into or exchangeable for Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this Prospectus may qualify for issuance Debt Securities, or Securities convertible into or exchangeable for Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as the Canadian Overnight Repo Rate Average (“CORRA”) or a United States federal funds rate.

- ii -

We may offer and sell the Securities to or through underwriters or dealers purchasing as principals and may also sell the Securities to one or more purchasers directly or through agents designated by the Company from time to time. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, if any, engaged by the Company in connection with the offering and sale of the Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities, including the proceeds to us, and, to the extent applicable, any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers at the time of sale, which prices may vary between purchasers and during the period of distribution. If Securities are offered on a non-fixed price basis, the underwriters’, dealers’ or agents’ compensation will be increased or decreased by the amount by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriters, dealers or agents to the Company. See “Plan of Distribution”.

Unless otherwise specified in the relevant Prospectus Supplement, subject to applicable laws, in connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters, dealers or agents may over-allot or effect transactions that are intended to stabilize or maintain the market price of the offered Securities at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. No underwriter, dealer or agent involved in an “at-the-market distribution”, no affiliate of such an underwriter, dealer or agent and no person or company acting jointly or in concert with such an underwriter, dealer or agent may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities distributed, including selling an aggregate number or principal amount of securities that would result in the underwriter, dealer or agent creating an over-allocation position in the Securities distributed. See “Plan of Distribution”.

As at the date of this Prospectus, no underwriter, dealer or agent is in a contractual relationship with the Company requiring the underwriter, dealer or agent to distribute under this Prospectus. No underwriter, dealer or agent has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

Investors should rely only on the information contained in or incorporated by reference in this Prospectus and any applicable Prospectus Supplement. The Company has not authorized anyone to provide investors with different or additional information. There are certain risks inherent in an investment in our Securities and in our activities. Prospective investors should carefully read and consider the risk factors described or referenced under the headings “Forward-Looking Information” and “Risk Factors” in this Prospectus, contained in any of the documents incorporated by reference herein, and in any applicable Prospectus Supplement and any of the documents incorporated by reference therein, before purchasing Securities. See “Forward-Looking Information” and “Risk Factors” below and the “Risk Factors” section of the applicable Prospectus Supplement.

All dollar amounts in this Prospectus are in United States dollars, unless otherwise indicated. See “Currency and Exchange Rate Information”.

The outstanding Common Shares are listed and posted for trading in Canada on the TSX Venture Exchange (“TSXV”) and in the United States on the NYSE American LLC (“NYSE American”) under the trading symbol “SLI”. On July 29, 2025, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSXV was C$3.55 and on the NYSE American was US$2.59.

Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares, Debt Securities, Subscription Receipts, Warrants and Units will not be listed on any securities exchange. There is no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus and any applicable Prospectus Supplement. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities, and the extent of issuer regulation. See “Risk Factors” below and the “Risk Factors” section of the applicable Prospectus Supplement.

- iii -

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION OR REGULATOR NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION OR REGULATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We are permitted, under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in the United States and Canada (“MJDS”), to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from United States disclosure requirements.

We prepare our annual financial statements, certain of which are incorporated by reference herein, in United States dollars and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and our interim financial statements in United States dollars and in accordance with IFRS as applicable to interim financial reporting, including IAS 34, Interim Financial Reporting (“IAS 34”), and they therefore may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Securities may subject you to tax consequences both in Canada and the United States. Such tax consequences, including for investors who are resident in, or citizens of, the United States and Canada, are not described in this Prospectus and may not be fully described in any applicable Prospectus Supplement. You should read the tax discussion in any Prospectus Supplement with respect to a particular offering of Securities and consult your own tax advisor with respect to your own particular circumstances.

Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely because: (i) the Company is governed by the Canada Business Corporations Act (“CBCA”); (ii) certain officers, all but three of the directors and some of the experts named in this Prospectus are not residents of the United States; and (iii) certain of the Company’s assets and all or a substantial portion of the assets of such persons are located outside of the United States. See “Enforceability of Certain Civil Liabilities and Agent for Service of Process”.

Four directors and two officers of the Company and certain of the experts named in this Prospectus reside outside of Canada. See “Enforceability of Certain Civil Liabilities and Agent for Service of Process”.

The Company’s head office is located at Suite 1625, 1075 West Georgia Street, Vancouver, British Columbia, V6E 3C9 and the Company’s registered office is located at Suite 2200, 885 West Georgia Street, Vancouver, British Columbia, V6C 3E8.

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TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This Prospectus provides a general description of the Securities that we may offer. Each time we sell Securities under this Prospectus, we will prepare a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Securities, you should read both this Prospectus and any applicable Prospectus Supplement, together with the additional information described below and in the applicable Prospectus Supplement under “Documents Incorporated by Reference”.

Investors should rely only on the information contained in or incorporated by reference in this Prospectus and any applicable Prospectus Supplement and are not entitled to rely on certain parts of the information contained in or incorporated by reference in this Prospectus and any applicable Prospectus Supplement to the exclusion of the remainder. We have not authorized anyone to provide investors with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer of Securities in any jurisdiction where the offer or sale of Securities is not permitted by law. Prospective investors should not assume that the information contained in or incorporated by reference in this Prospectus and any applicable Prospectus Supplement is accurate as of any date other than the date on the front of such documents (including the documents incorporated by reference herein and therein), regardless of the time of delivery of this Prospectus, any applicable Prospectus Supplement or any sale of Securities. Our business, financial condition, results of operations and prospects may have changed since those dates. Information contained on the Company’s website should not be deemed to be a part of this Prospectus, nor incorporated by reference herein.

Market data and certain industry forecasts used in the Prospectus and the documents incorporated by reference herein were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. We have not independently verified such information, nor have we ascertained the validity or accuracy of the underlying economic assumptions relied upon therein, and we do not make any representation as to the accuracy of such information.

Unless we have indicated otherwise, or the context otherwise requires, references in this Prospectus and any Prospectus Supplement to “SLI”, the “Company”, “we”, “us” and “our” refer to Standard Lithium Ltd. and/or, as applicable, one or more of its subsidiaries, its predecessors and/or its co-ownership arrangement.

Certain capitalized terms and other terms used in this Prospectus are defined in the “Glossary of Terms”.

FORWARD-LOOKING INFORMATION

This Prospectus, including the documents incorporated herein by reference, contains certain “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 (collectively referred to herein as “forward-looking information”). These statements relate to future events or the Company’s future performance. All statements, other than statements of historical fact, may be forward-looking information. Information concerning mineral resource and mineral reserve estimates also may be deemed to be forward-looking information in that it reflects a prediction of mineralization that would be encountered if a mineral deposit were developed and mined. Forward-looking information generally can be identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “propose”, “potential”, “target”, “intend”, “could”, “might”, “should”, “believe”, “scheduled”, “implement” and similar words or expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking information.

In particular, this Prospectus contains or incorporates by reference forward-looking information, including, without limitation, with respect to the following matters or the Company’s expectations relating to such matters: the Company’s planned exploration and development programs (including, but not limited to, plans and expectations regarding testing and operation of the lithium extraction Demonstration Plant (as defined below)); commercial opportunities for lithium products, delivery of studies; the Company’s strategic and ongoing partnerships, including with Equinor (as defined below); filing of technical reports; expected results of exploration; accuracy of mineral or resource exploration activity; accuracy of mineral reserves or mineral resources estimates, including the ability to develop and realize on such estimates; whether mineral resources will ever be developed into mineral reserves, and information and underlying assumptions related thereto; budget estimates and expected expenditures by the Company on its properties; regulatory or government requirements or approvals; the reliability of third party information; continued access to mineral properties or infrastructure, payments and share issuances pursuant to property agreements; fluctuations in the market for lithium and its derivatives; expected timing of the expenditures; performance of the Company’s business and operations; changes in exploration costs and government regulation in Canada and the United States; competition for, among other things, capital, acquisitions, undeveloped lands and skilled personnel; changes in commodity prices and exchange rates; currency and interest rate fluctuations; inflation, the Company’s funding requirements and ability to raise capital; geopolitical instability; war (such as Russia’s invasion of Ukraine and the ongoing conflict in the Middle East) and other factors or information.

Forward-looking information does not take into account the effect of transactions or other items announced or occurring after the statements are made. Forward-looking information is based upon a number of expectations and assumptions and is subject to a number of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those that are disclosed in or implied by such forward-looking information. With respect to forward-looking information listed above and incorporated by reference herein, the Company has made assumptions regarding, among other things: current technological trends; the ability to fund, advance and develop the Company’s properties; the Company’s ability to operate in a safe and effective manner; uncertainties with respect to receiving, and maintaining, mining, exploration, environmental and other permits; pricing and demand for lithium, including that such demand is supported by growth in the electric vehicle market and the energy storage market; impact of increasing competition; commodity prices, currency rates, interest rates and general economic conditions; the legislative, regulatory and community environments in the jurisdictions where the Company operates; impact of unknown financial contingencies; market prices for lithium products; budgets and estimates of capital and operating costs; estimates of mineral resources and mineral reserves; reliability of technical data; the ability to negotiate access agreements on commercially reasonable terms and the anticipated timing and results of operation and development. Although the Company believes that the assumptions and expectations reflected in such forward-looking information are reasonable, the Company can give no assurance that these assumptions and expectations will prove to be correct. Since forward-looking information inherently involves risks and uncertainties, undue reliance should not be placed on such information.

Forward-looking information involves known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. Such factors include, but are not limited to, factors relating to: general economic conditions in Canada, the United States and globally; industry conditions, including the state of the electric vehicle market and the energy storage market; governmental regulation of the mining industry, including environmental regulation; geological, technical and drilling problems; changes in current and future trade agreements, legislation, regulations, import tariffs and other similar trade barriers, including material changes in the U.S.-Mexico-Canada agreements and implementation of the “America First Trade Policy”; geo-political tension and tension with respect to lithium; unanticipated operating events; negotiation of commercial access agreements; competition for and/or inability to retain drilling rigs and other services and to obtain capital, undeveloped lands, skilled personnel, equipment and inputs; reliance on third parties; potential or ongoing joint ventures; the availability of capital on acceptable terms; the need to obtain required approvals from regulatory authorities; uncertainties associated with estimating mineral resources and mineral reserves, including uncertainties relating to the assumptions underlying mineral resource and mineral reserve estimates; whether mineral resources will ever be converted into mineral reserves; uncertainties in estimating capital and operating costs, cash flows and other project economics; liabilities and risks, including environmental liabilities and risks inherent in mineral extraction operations; health and safety risks; risks related to unknown financial contingencies, including litigation costs, on the Company’s operations; unanticipated results of exploration activities; unpredictable weather conditions; unanticipated delays in preparing technical studies; inability to generate profitable operations; restrictive covenants in debt instruments; lack of availability of additional financing on terms acceptable to the Company; intellectual property risk; stock market volatility; volatility in market prices for commodities; liabilities inherent in the mining industry; inflation risks; risks related to war (such as Russia’s invasion of Ukraine and the ongoing conflict in the Middle East); changes in tax laws, royalty policies and incentive programs relating to the mining industry; other risks pertaining to the mining industry; conflicts of interest; dependency on key personnel; and fluctuations in currency and interest rates, as well as those factors discussed in the section entitled “Risk Factors” in this Prospectus and in the AIF (as defined herein). Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended.

Readers are cautioned that the foregoing lists of factors are not exhaustive. The forward-looking information contained in or incorporated by reference in this Prospectus is expressly qualified by these cautionary statements. All forward-looking information in this Prospectus or incorporated by reference in this Prospectus speak as of the date of this Prospectus (or as of the date in the document incorporated by reference). The Company does not undertake any obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law. All forward-looking information contained in this Prospectus, including the documents incorporated by reference herein, are expressly qualified in their entirety by this cautionary statement. Additional information about these assumptions and risks and uncertainties is contained in the Company’s filings with securities regulators, including the Company’s most recent AIF and most recent management’s discussion and analysis for our most recently completed financial period and, if applicable, interim financial period, which are available on SEDAR+ at www.sedarplus.com and EDGAR at www.sec.gov.

NOTICE REGARDING REPRESENTATION OF MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

The disclosure included in or incorporated by reference in this Prospectus uses mineral reserves and mineral resources classification terms that comply with reporting standards in Canada and are made in accordance with National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

These standards differ from the requirements of the SEC that are applicable to domestic United States reporting companies. Any mineral reserves and mineral resources reported by the Company in accordance with NI 43-101 may not qualify as such under SEC standards. Accordingly, information included in this Prospectus and the documents incorporated by reference herein that describes the Company’s mineral reserves and mineral resources estimates may not be comparable with information made public by United States companies subject to the SEC’s reporting and disclosure requirements.

PRESENTATION OF FINANCIAL INFORMATION

We present our financial statements in United States dollars. Our annual financial statements are prepared in accordance with IFRS and our interim financial statements are prepared in accordance with IFRS as applicable to interim financial reporting, including IAS 34. Unless otherwise indicated, financial information included in or incorporated by reference in this Prospectus has been derived from financial statements prepared in accordance with IFRS, or in accordance with IAS 34. As a result, certain financial information included in or incorporated by reference in this Prospectus may not be comparable to financial information prepared by companies in the United States reporting under generally accepted accounting principles in the United States. Certain calculations included in tables and other figures in this Prospectus have been rounded for clarity of presentation.

CURRENCY AND EXCHANGE RATE INFORMATION

Unless otherwise indicated, all references to “$”, “US$” or “dollars” in this Prospectus refer to United States dollars. References to “C$” in this Prospectus refer to Canadian dollars.

The following table sets forth, for each of the periods indicated, the high, low and average exchange rates, and the exchange rate at the end of the period, for the conversion of one (1) United States dollar into the Canadian dollar equivalent, based on the exchange rate as reported by the Bank of Canada:

	US$ to C$
	YE 2024		Q1 2025
High	C$	1.4416	C$	1.4603
Low	C$	1.3316	C$	1.4166
Average	C$	1.3698	C$	1.4352
Rate at end of period	C$	1.4389	C$	1.4376

The exchange rate on July 29, 2025, as reported by the Bank of Canada for the conversion of one United States dollar into Canadian dollars was $1.00 equals C$1.37.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed by us with the securities commissions or similar regulatory authorities in Canada, which have also been filed with, or furnished to, the SEC. Copies of the documents incorporated by reference herein may be obtained on request without charge from the Corporate Secretary of the Company at Suite 1625, 1075 West Georgia Street, Vancouver, British Columbia, V6E 3C9, telephone (604) 409-8154, e-mail: info@standardlithium.com, and are also available electronically under the profile of the Company at www.sedarplus.com or in the United States through EDGAR at the website of the SEC at www.sec.gov.

As at the date of this Prospectus, the following documents, filed by the Company with the securities commissions or similar regulatory authorities in each of the provinces of Canada, other than Québec, and filed with, or furnished to, the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus, provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in this Prospectus, as further described below:

(a)	the annual information form of the Company dated March 21, 2025 for the six month fiscal period ended December 31, 2024 (the “AIF”);

(b)	the audited consolidated financial statements of the Company for the six month fiscal period ended December 31, 2024 and year ended June 30, 2024, together with the notes thereto and the auditor’s report thereon;

(c)	the management’s discussion and analysis of the results of operations and financial condition of the Company for the six month fiscal period ended December 31, 2024;

(d)	the unaudited condensed consolidated interim financial statements of the Company as at and for the three months ended March 31, 2025 and 2024, together with the notes thereto;

(e)	the management’s discussion and analysis of the results of operations and financial condition of the Company for the three months ended March 31, 2025;

(f)	the management information circular of the Company dated May 15, 2024 prepared in connection with the annual general and special meeting of shareholders held on June 27, 2024;

(g)	the management information circular of the Company dated May 30, 2025 prepared in connection with the annual general and special meeting of shareholders held on July 16, 2025;

(h)	the technical report entitled “Amended and Restated NI 43-101 Technical Report, South West Arkansas Project Pre-Feasibility Study, Lewisville, Lafayette County, AR” dated July 23, 2025 with an effective date of August 8, 2023, amending and restating the earlier report dated September 18, 2023 (the “South West Arkansas Technical Report”); and

(i)	the technical report entitled “Amended and Restated Technical Report for the Definitive Feasibility Study for Commercial Lithium Extraction Plant at Lanxess South Plant” dated July 23, 2025 with an effective date of August 18, 2023, amending and restating the earlier report dated October 18, 2023 (the “Lanxess Technical Report”).

Except as otherwise stated below, any documents of the foregoing type, and all other documents of the type required to be incorporated by reference in a short form prospectus pursuant to NI 44-101, including, without limitation, any material change reports (excluding material change reports filed on a confidential basis), interim financial statements, annual financial statements and the auditor’s report thereon, management’s discussion and analysis, information circulars, annual information forms and business acquisition reports filed by the Company with the securities commissions or similar regulatory authorities in any of the provinces or territories of Canada subsequent to the date of this Prospectus and during the 25-month period this Prospectus remains effective, shall be deemed to be incorporated by reference in this Prospectus. Notwithstanding anything herein to the contrary, any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that was required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall be deemed, except as so modified or superseded, not to constitute a part of this Prospectus.

In addition, to the extent that any document or information incorporated by reference into this Prospectus pursuant to the foregoing paragraph is also included in any report that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. Furthermore, we may incorporate by reference into the registration statement of which this Prospectus forms a part, any report on Form 6- K furnished to the SEC, including the exhibits thereto, if and to the extent provided in such report.

Upon new annual financial statements and related management’s discussion and analysis of the Company being filed with the applicable securities commissions or similar regulatory authorities in Canada during the period that this Prospectus is effective, the previous annual financial statements and related management’s discussion and analysis and the previous interim financial statements and related management’s discussion and analysis of the Company most recently filed shall be deemed to no longer be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon new interim financial statements and related management’s discussion and analysis of the Company being filed with the applicable securities commissions or similar regulatory authorities in Canada during the period that this Prospectus is effective, the previous interim financial statements and related management’s discussion and analysis of the Company most recently filed shall be deemed to no longer be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon a new annual information form of the Company being filed with the applicable securities commissions or similar regulatory authorities in Canada during the period that this Prospectus is effective, notwithstanding anything herein to the contrary, the following documents shall be deemed to no longer be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder: (i) the previous annual information form; (ii) any material change reports filed by the Company prior to the end of the financial year in respect of which the new annual information form is filed; (iii) any business acquisition reports filed by the Company for acquisitions completed prior to the beginning of the financial year in respect of which the new annual information form is filed; and (iv) any information circulars filed by the Company prior to the beginning of the financial year in respect of which the new annual information form is filed. Upon a new management information circular prepared in connection with an annual general meeting of the Company being filed with the applicable securities commissions or similar regulatory authorities in Canada during the period that this Prospectus is effective, the previous management information circular prepared in connection with an annual general meeting of the Company shall be deemed to no longer be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

References to our website in any documents that are incorporated by reference into this Prospectus and any Prospectus Supplement do not incorporate by reference the information on such website into this Prospectus or any Prospectus Supplement, and we disclaim any such incorporation by reference.

A Prospectus Supplement containing the specific terms of an offering of Securities and other information relating to the Securities will be delivered to purchasers of such Securities together with this Prospectus, unless an exemption from the prospectus delivery requirements is available, and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement, but only for the purpose of the distribution of the Securities to which the Prospectus Supplement pertains.

In addition, certain marketing materials (as that term is defined in applicable Canadian securities legislation) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplements. Any “template version” of “marketing materials” (as those terms are defined in applicable Canadian securities legislation) pertaining to a distribution of Securities, and filed by the Company after the date of the Prospectus Supplement for the distribution of such Securities and before the termination of the distribution of such Securities, will be deemed to be incorporated by reference in that Prospectus Supplement for the purposes of the distribution of Securities to which the Prospectus Supplement pertains.

AVAILABLE INFORMATION

In addition to our continuous disclosure obligations under the securities laws of the provinces and territories of Canada, we are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. Under the MJDS, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. The Company’s reports and other information filed or furnished with or to the SEC are electronically available from EDGAR at www.sec.gov.

The Company will file with the SEC a registration statement on Form F-10 under the United States Securities Act of 1933, as amended, with respect to the Securities. This Prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this Prospectus but contained in the Registration Statement will be available on the SEC’s website at www.sec.gov.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the party has appointed an agent for service of process.

Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely because: (i) the Company is governed by the CBCA; (ii) certain officers, all except three of the directors and some of the experts named in this Prospectus are not residents of the United States; and (iii) certain of the Company’s assets and all or a substantial portion of the assets of such persons are located outside of the United States. The Company has appointed an agent for service of process in the United States, but it may be difficult for investors who reside in the United States to effect service of process upon the Company or these persons in the United States, or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities laws against the Company or any of these persons. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws.

The Company will file with the SEC, concurrently with the registration statement on Form F-10 of which this Prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company will appoint Puglisi & Associates, with an address at 850 Library Ave Unit 204, Newark, DE 19711, United States , as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of Securities under the registration statement on Form F-10.

Dr. Volker Berl, Paul Collins and Karen Narwold, each a director of the Company, David Park, the Chief Executive Officer and a director of the Company, and Salah Gamoudi, the Chief Financial Officer of the Company, reside outside of Canada and have appointed Cassels Brock & Blackwell LLP, Suite 2200, 885 West Georgia Street, Vancouver, British Columbia, V6C 3E8 as agent for service of process in Canada.

THE COMPANY

The Company was incorporated under the laws of the Province of British Columbia on August 14, 1998 under the name “Tango Capital Corp.” On April 7, 1999, the Company changed its name to “Patriot Capital Corp.” and to “Patriot Petroleum Corp.” effective March 5, 2002. At its annual general meeting held on November 3, 2016, the shareholders of the Company approved the change of name of the Company to “Standard Lithium Ltd.” and the continuance of the Company from the Business Corporations Act (British Columbia) to the CBCA. On December 1, 2016, the Company completed the name change and continuation.

The Company’s registered office is located at Suite 2200, 885 West Georgia Street, Vancouver, British Columbia, V6C 3E8. The Company’s head office is located at Suite 1625, 1075 West Georgia Street, Vancouver, British Columbia, V6E 3C9.

BUSINESS OF THE COMPANY

The Company is a near-commercial lithium company focused on the sustainable development of a portfolio of lithium-brine bearing properties in the U.S. The Company prioritizes brine projects characterized by high-grade resources, robust infrastructure, skilled labor, and streamlined permitting, and aims to achieve sustainable, commercial-scale lithium production via the application of scalable and fully integrated Direct Lithium Extraction ("DLE") and purification processes. Recognized as a critical mineral by the U.S. Department of Energy ("DOE"), lithium holds strategic importance for the rapidly expanding sectors of electric vehicles and energy storage systems, further influencing the broader economy and national security.

The Company’s flagship project, the South West Arkansas Project (as defined below), is located on the Smackover Formation in southern Arkansas, a region with a long-standing and established industry of mineral extraction and national security. The Company is also developing prospective lithium brine areas within the Smackover Formation in East Texas (the "East Texas Properties"), in conjunction with Equinor ASA, a multi-national energy company (“Equinor”), and continuing to evaluate the potential for commercial development of the LANXESS Property Project (as defined below).

The Company operates its first-of-a-kind industrial-scale DLE demonstration plant (the “Demonstration Plant”) at LANXESS’ South plant in southern Arkansas (the “LANXESS Property Project”, and together with the South West Arkansas Project, the “Arkansas Lithium Projects”). The Demonstration Plant has been used for proof-of-concept and commercial feasibility studies.

The South West Arkansas Project, being developed in partnership with Equinor, encompasses a significant land area of over 27,000 net mineral acres and is a key project in the Company’s portfolio due to its scale and quality of lithium-brine resources. The Company completed and published a Preliminary Feasibility Study (“PFS”) in September of 2023 for the South West Arkansas Project. A Definitive Feasibility Study (“DFS”) and a Front-End Engineering Study (“FEED”) are currently underway for the South West Arkansas Project. Construction is targeted to begin in 2025, with first production expected in 2028, subject to, among other things, continued project definition, due diligence, available financing, and positive DFS results.

The Company, in partnership with Equinor, is also developing the East Texas Properties. The Company published exploration drilling results and testing in October of 2023, which demonstrated lithium concentrations of 644 mg/L on average. In partnership with Equinor, the Company plans to continue securing further leasehold positions and to perform further exploration drilling in East Texas, and will pursue developing a resource assessment for the project area. The Equinor Transaction (as defined below) includes a total investment of up to $160 million, reflecting a 45% ownership stake in each of the South West Arkansas Project and the East Texas Properties.

In addition, the Company also has an interest in certain mineral leases located in the Mojave Desert in San Bernardino County, California.

Project Overview

Arkansas Lithium Projects

The Arkansas Lithium Projects consist of two independent development properties: the South West Arkansas Project and the LANXESS Property Project. The South West Arkansas Project, developed in collaboration with Equinor, is central to the Company’s portfolio.

The resource development of brine leases located in southwest Arkansas (the “South West Arkansas Project”) is maintained pursuant to an option agreement dated December 29, 2017 between Tetra Technologies Inc. (“TETRA”) and the Company (the “TETRA 1st Option Agreement”) to acquire certain rights to conduct brine exploration and production and lithium extraction activities on approximately 27,262 net mineral acres of brine leases and deeds located in Columbia and Lafayette Counties, Arkansas.

Under the TETRA 1st Option Agreement, the Company paid TETRA $500,000 on January 28, 2018, $600,000 by December 29, 2018, $700,000 on January 31, 2020, and $750,000 on December 29, 2020. Under the TETRA 1st Option Agreement, the Company is required to pay additional annual payments of $1,000,000 by each annual anniversary date beginning on the date that is 48 months following the date of the TETRA 1st Option Agreement, until the earlier of the expiration of 10 years from the date of the TETRA 1st Option Agreement or the execution of a limited mineral assignment, or, if the Company exercises the option. During the lease period, as specified in the TETRA 1st Option Agreement, at any time following the commencement of commercial production of the lithium, the Company agreed to pay a royalty of 2.5% (minimum royalty of $1,000,000) to TETRA. On October 31, 2023, the Company exercised its option to acquire brine production rights pursuant to the TETRA 1st Option Agreement at the South West Arkansas Project.

All of the Company’s activities in southern Arkansas relate to brine leases that overlie the Smackover Formation in a region with a long history of commercial scale brine processing. Historical published brine data and current unpublished brine data from within and adjacent to the Company’s two areas of interest lead the Company to believe that lithium-bearing brines are present.

The South West Arkansas Project brine lease area has been historically drilled for oil and gas exploration, and approximately 2,041 exploration and production wells have been completed in the Smackover Formation in or immediately adjacent to the Company’s lease area. A portion of these wells had available petro-physical logs of the Smackover Formation brine-bearing zone. On January 28, 2019, the Company announced a maiden inferred mineral resource of 802,000 tonnes lithium carbonate equivalent (“LCE”) at the South West Arkansas Project.

On October 12, 2021, the Company announced the results of a preliminary economic assessment (“PEA”) and updated inferred mineral resource estimate on the South West Arkansas Project. The results of the PEA led to the commencement of a PFS at the South West Arkansas Project on May 12, 2022.

On August 8, 2023, the Company announced the results of the PFS on the South West Arkansas Project. On September 18, 2023, the Company filed a PFS and updated inferred mineral resource for its South West Arkansas Project, available under the Company’s SEDAR+ profile at www.sedarplus.com. On July 30, 2025, the Company filed the amended and restated South West Arkansas Technical Report, available under the Company’s SEDAR+ profile at www.sedarplus.com. Mineral resources, however, are not mineral reserves and do not have demonstrated economic viability. There is no guarantee that all or any part of a mineral resource will be converted into a mineral reserve.

On May 7, 2024, the Company entered into a strategic partnership with Equinor, involving a gross investment of up to $160 million across the South West Arkansas and East Texas Properties (the “Equinor Transaction”) whereby Equinor acquired interests in two of the Company’s formerly wholly-owned subsidiaries, one of which holds the South West Arkansas Project and the other holds the East Texas Properties. Pursuant to the terms of the Equinor Transaction, Equinor acquired a 45% interest in each of the subsidiaries for an initial cash payment of $30 million to the Company and the commitment to invest an additional $130 million as follows:

•	Equinor agreed to solely fund the first $40 million and $20 million in exploration and development costs for the South West Arkansas Project and the East Texas Properties, respectively, after which all additional capital expenditures would be funded on a pro-rata basis; and

•	The Company will receive $40 million in milestone payments associated with the South West Arkansas Project and $30 million in milestone payments associated with the East Texas Properties subject to final investment decisions being made by certain dates ("FID").

The Company will maintain majority ownership and operatorships pursuant to a development services agreement at each of the South West Arkansas Project and the East Texas Properties.

The LANXESS Property Project is maintained pursuant to a memorandum of understanding dated May 4, 2018 and subsequent joint venture term sheet dated November 9, 2018 with LANXESS, regarding the testing and proving of commercial viability of lithium extraction from brine that is produced as part of LANXESS’ bromine extraction business at its three facilities in Union County, southern Arkansas.

The first phase of the Lanxess Property Project (the "Lanxess 1A Project") is located at the LANXESS South facility near El Dorado, Arkansas. The Company has also been successfully operating the Demonstration Plant at the Lanxess 1A Project location for over four years. The Demonstration Plant serves as a testing and optimization facility, refining the commercial blueprint for scalable and replicable DLE processes.

On September 6, 2023, the Company completed a DFS for the Lanxess 1A Project at the LANXESS Property Project. On October 18, 2023, the Company filed the Lanxess DFS technical report and measured and indicated resource for the LANXESS Property Project, available under the Company’s SEDAR+ profile at www.sedarplus.com. On July 30, 2025, the Company filed the amended and restated Lanxess Technical Report, available under the Company’s SEDAR+ profile at www.sedarplus.com. Mineral resources, however, are not mineral reserves and do not have demonstrated economic viability. There is no guarantee that all or any part of the mineral resource will be converted into a mineral reserve.

The Company is considering whether to advance towards an FID on the Lanxess 1A Project, with the timing contingent upon ongoing review of project commercialization potential. The Company does not anticipate moving forward with the Lanxess 1A Project unless and until it a more constructive lithium market and further project definition is established.

East Texas Properties

Pursuant to the Equinor Transaction, the Company and Equinor are developing and advancing mineral right acquisitions and exploration of prospective lithium brine areas at the East Texas Properties. The Company published exploration drilling results and testing on October 25, 2023, which demonstrated lithium concentrations of 644 mg/L on average, highlighting the potential for globally significant lithium resource concentrations in the areas the Company is exploring. In partnership with Equinor, the Company plans to continue securing further leasehold positions and to perform further exploration drilling on the East Texas Properties and will pursue developing a resource assessment for the project area that it expects to complete in 2025.

Lithium Brine Processing R&D Project

The Company is focused on continuously improving its lithium extraction and refining technologies through its technical group. This work centers on several areas: (i) pre-treating brines using filtration technologies; (ii) selectively extracting lithium from pre-treated brine to produce concentrated lithium salt solutions; (iii) purifying and crystallizing these solutions to produce battery-grade lithium products; and (iv) de-risking the technology by designing, building, and operating progressively larger pilot and pre-commercial plants.

As part of these efforts, the Company entered into the Joint Development Agreement with KTS (as defined below) to support the commercial deployment of its projects. In March 2024, the Company installed a commercial-scale lithium extraction column—referred to as a LiPRO™ Lithium Selective Sorption (“LSS”) unit—at its Demonstration Plant near El Dorado, Arkansas. This column, supplied by KTS, is the same size and design as those planned for the Company’s commercial projects, including the South West Arkansas Project.

On April 24, 2024, the Company announced that it had successfully commissioned a commercial-scale DLE column at its DLE facility, which is one of the largest continuously operating DLE facilities in North America. The Company further announced that during a representative period of continuous operation, the commercial-scale column exceeded design parameters, achieving an average lithium recovery of 97.3%.

The lithium extraction column has been integrated with the Demonstration Plant for testing and optimization. This step is intended to provide validation and information necessary for ongoing project financing processes, as well as for the FEED and DFS studies for the South West Arkansas Project.

This work, carried out at project sites and various other locations in the United States and Canada, supports the Company’s efforts to advance its projects toward commercial-scale production.

Carbon Capture Project

On September 14, 2021, the Company announced that it was undertaking and funding a pilot project in southern Arkansas to test a novel carbon capture technology. The pilot project is being conducted with the owner of the technology, Aqualung Carbon Capture AS (“Aqualung”), and a pilot carbon capture unit was installed at a natural gas processing site in southern Arkansas owned and operated by Mission Creek Resources LLC. The pilot project will take a slipstream of flue gas for processing through the Aqualung pilot unit. The resulting concentrated carbon dioxide (“CO2”) stream will then be used in the Company’s ongoing research and development (“R&D”) program to understand how CO2 may be permanently sequestered by the Company as part of normal brine reinjection activities. This R&D program will then expand to consider how CO2 may also be used as an alternative reagent at several points in the Company’s process flowsheet.

The Company believes the patent-protected Aqualung carbon capture systems (“CCS”) technology, developed by the Norwegian University of Science and Technology (“NTNU”), is an innovative approach with the ability to deliver a cost effective, scalable, modular decarbonization solution.

The Aqualung CCS technology results from over 20 years of research at NTNU and is based on a membrane system that selectively extracts CO2 from a wide range of CO2 sources emitted by hydrocarbon-burning energy sources. It produces a high purity CO2 gas stream that can either be sequestered or reused.

The Company has invested $2.5 million in Aqualung as part of a $10 million strategic equity round that included Nasdaq listed, Golar LNG Limited, London-based shipowner, Global Ship Lease, Inc., and Geneva-based metals trading services group, MKS Pamp SA. Dr. Andrew Robinson, President and Chief Operating Officer of the Company also joined the board of Aqualung.

On January 31, 2023, the Company installed its carbon capture pilot plant in Southern Arkansas to assess sustainable production practices in collaboration with its investment partner, Aqualung. The pilot plant signifies the beginning of the Company’s research and development activities focused on CO2 sequestration methods.

California

The Company also holds interests in certain mineral leases and option agreements in the Mojave Desert, San Bernardino County, California.

Recent Developments

On July 23, 2024, the Company announced that it entered into an agreement with an advisor to settle a fee of $800,000 in consideration for the issuance of 666,667 Common Shares, which fee related to strategic advisory services facilitating the partnership between the Company and Equinor.

On September 1, 2024, David Park was appointed as Chief Executive Officer and director of the Company following the retirement of Robert Mintak.

On September 20, 2024, the Company announced that it had received a conditional $225 million grant from the DOE for the South West Arkansas Project.

On September 20, 2024, the Company announced that the South West Arkansas Project’s design was being updated from its original PFS, and would now target a larger output of 45,000 tonnes per annum of LCE, to be developed in two phases of 22,500 tonnes each. DFS and FEED studies are concurrently underway to support this expansion.

On October 28, 2024, the Company announced that its subsidiary, SWA Lithium LLC. (“SWA Lithium”), had entered into a licensing agreement with Koch Technology Solutions, LLC (“KTS”) to deploy and use KTS’ Li-Pro LSS technology.

On November 18, 2024, the Company announced that it had changed its financial year-end from June 30 to December 31 to better align to the operating cycle of the industry.

On December 10, 2024, the Company appointed Paul Collins to the Board of Directors (as defined below) as an independent director.

On December 19, 2024, the Company announced that SWA Lithium, in partnership with KTS, successfully designed, built, commissioned, and is operating, a pilot DLE plant at the South West Arkansas Project. The pilot DLE plant is processing brine to confirm engineering design parameters and provide samples of battery-quality lithium carbonate for use in the qualification process with potential off-take partners.

On January 15, 2025, the Company announced that SWA Lithium successfully commenced drilling of a new well into the Smackover Formation at the South West Arkansas Project. SWA Lithium is also undertaking an extensive field program to re-enter the wells drilled in 2023 to conduct detailed reservoir testing and brine sampling work.

On January 16, 2025, the Company announced that SWA Lithium finalized the $225 million grant from the DOE, which will support construction of phase 1 of the South West Arkansas Project.

On March 19, 2025, the Company appointed Karen Narwold to the Board of Directors as an independent director.

On April 21, 2025, the Company announced that its South West Arkansas Project had been selected as one of the first critical mineral production projects to be advanced under Executive Order 14241 – Immediate Measures to Increase American Mineral Production, announced by the U.S. Federal Permitting Improvement Steering Council at the recommendation of the National Energy Dominance Council.

On April 24, 2025, the Company announced that the brine production unit, formally named the Reynolds Unit, for phase 1 of its South West Arkansas Project has been unanimously approved by the Arkansas Oil and Gas Commission with no objections or opposition in a hearing that was open to all stakeholders from the community.

On May 29, 2025, the Company announced that the Arkansas Oil and Gas Commission granted approval for a 2.5% royalty rate for the Reynolds Unit for Phase I of its South West Arkansas Project.

Bankruptcies

Other than the below, none of our directors or executive officers, nor, to our knowledge, any shareholder holding a sufficient number of our securities to affect materially the control of the Company (a) is, as at the date hereof, or has been within the 10 years before the date hereof, a director or executive officer of any company (including ours) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or (b) has, within the 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such director, executive officer or shareholder.

In 2019, Salah Gamoudi was the Chief Accounting Officer at Jones Energy, Inc. (“Jones”) when the company entered into bankruptcy proceedings. Jones emerged from bankruptcy in the same year, and Mr. Gamoudi continued in his role at Jones thereafter.

Detailed Project Descriptions

For additional information with respect to the Arkansas Lithium Projects, the Company’s other mineral interests and the business of the Company, readers are referred to the Company’s then-current AIF, annual management’s discussion and analysis and interim management’s discussion and analysis, if applicable, all of which are incorporated by reference herein, and the other documents incorporated by reference herein. See also “Risk Factors” in this Prospectus and “Risk Factors” in the Company’s then-current AIF.

Summary of Quarterly Results

The following summary should be read in conjunction with the Company’s management’s discussion and analysis for the three months ended March 31, 2025 and the unaudited condensed consolidated interim financial statements and related notes thereto of the Company for the three months ended March 31, 2025.

The following table presents selected unaudited consolidated financial information for each of the eight most recently completed quarters ending as at March 31, 2025, derived from financial statements prepared in accordance with IFRS, as applicable to interim financial reporting, including IAS 34, stated in United States dollars:

Quarter Ended	Total Revenues	Net Income/(Loss)	Earnings/(Loss) Per Share
June 30, 2023	$Nil	$(19,747,701)	$(0.11)
September 30, 2023	$Nil	$(7,256,639)	$(0.04)
December 31, 2023	$Nil	$(7,547,904)	$(0.04)
March 31, 2024	$Nil	$(7,672,519)	$(0.04)
June 30, 2024	$Nil	$128,278,162	$0.70
September 30, 2024	$Nil	$(4,829,634)	$(0.03)
December 31, 2024	$Nil	$(24,680,922)	$(0.13)
March 31, 2025	$Nil	$(1,550,199)	$(0.01)

Developments Following the Date of the Prospectus

If, after the date of this Prospectus, the Company is required by Section 4.2 of NI 43-101 to file a technical report to support scientific or technical information that relates to a mineral project on a property that is material to the Company, the Company will file such technical report in accordance with Section 4.2(5)(a)(i) of NI 43-101 as if the words “preliminary short form prospectus” refer to “shelf prospectus supplement”.

CONSOLIDATED CAPITALIZATION

As at June 30, 2025 there were 200,486,214 Common Shares issued and outstanding, as well as nil Warrants, 12,678,698 Options, 2,294,394 DSUs and 3,208,452 RSUs outstanding. As at December 31, 2024, there were 188,772,683 Common Shares issued and outstanding, as well as nil Warrants, 10,647,246 Options, 2,425,609 DSUs and 1,780,614 RSUs outstanding.

As of June 30, 2025, the Company issued a total of 25,327,409 Common Shares at an average price of $1.61, per Common Share, under the ATM (as defined below).

Other than as noted above, there have been no material changes in our share or loan capital, on a consolidated basis, since March 31, 2025.

The applicable Prospectus Supplement will describe any material change in, and the effect of such material change on, the share and loan capital of the Company since the date of the Company’s financial statements for its most recently completed financial period included in such Prospectus Supplement, including any material change that will result from the issuance of Securities pursuant to such Prospectus Supplement.

EARNINGS COVERAGE RATIOS

Earnings coverage ratios will be provided in the applicable Prospectus Supplement with respect to any issuance of Preferred Shares or Debt Securities (having a term to maturity in excess of one year) pursuant to this Prospectus, as required by applicable securities laws.

DESCRIPTION OF COMMON SHARES

Common Shares

The Company is authorized to issue an unlimited number of Common Shares without par value of which, as at July 30, 2025, 204,043,714 Common Shares are issued and outstanding. All rights and restrictions in respect of the Common Shares are set out in the Company’s constating documents and the CBCA and its regulations. The Common Shares have no pre-emptive, subscription, redemption or conversion rights. Neither the CBCA nor the constating documents of the Company impose restrictions on the transfer of Common Shares on the register of the Company, provided that the Company receives the certificate representing the Common Shares to be transferred together with a duly endorsed instrument of transfer and payment of any fees and taxes which may be prescribed by the Board of Directors from time to time. There are no sinking fund provisions in relation to the Common Shares and they are not liable to further calls or assessment by the Company. The CBCA and the Company’s constating documents provide that the rights and restrictions attached to any class of shares may not be modified, amended or varied unless consented to by special resolution passed by not less than two-thirds of the votes cast in person or by proxy by holders of shares of that class.

The holders of the Common Shares are entitled to: (i) notice of and to attend any meetings of shareholders and shall have one vote per Common Share at any meeting of shareholders of the Company; (ii) dividends, if as and when declared by the Board of Directors; and (iii) upon liquidation, dissolution or winding up of the Company, on a pro rata basis, the net assets of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority.

Dividend Policy

The Company has no fixed dividend policy and the Company has not declared any dividends on its Common Shares since its incorporation. The Company anticipates that all available funds will be used to undertake exploration and development programs on its mineral properties as well as for the acquisition of additional mineral properties. The payment of dividends in the future will depend, among other things, upon the Company’s earnings, capital requirements and operating and financial condition. Generally, dividends can only be paid if a corporation has retained earnings. There can be no assurance that the Company will generate sufficient earnings to allow it to pay dividends.

DESCRIPTION OF PREFERRED SHARES

The Company is authorized to issue an unlimited number of Preferred Shares, without par value of which, as at July 30, 2025, nil Preferred Shares are issued and outstanding. The particular class of Preferred Shares and the particular terms and provisions of any series of such class of Preferred Shares offered by any Prospectus Supplement will be described in the Prospectus Supplement filed in respect of such series of Preferred Shares.

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the Debt Securities. The particular terms and provisions of a series of Debt Securities offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Debt Securities, will be described in the applicable Prospectus Supplement. The Company may issue Debt Securities, separately or together, with Common Shares, Preferred Shares, Subscription Receipts, Warrants or Units or any combination thereof, as the case may be.

The Debt Securities will be issued in one or more series under an indenture to be entered into between the Company and one or more trustees that will be named in a Prospectus Supplement for a series of Debt Securities. To the extent applicable, the indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the indenture to be entered into will be filed with the SEC as an exhibit to the registration statement and will be filed with the securities commissions or similar authorities in Canada when it is entered into. The description of certain provisions of the indenture in this section do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the indenture. Terms used in this summary that are not otherwise defined herein have the meaning ascribed to them in the indenture. A copy of any such indenture will be available on SEDAR+ at www.sedarplus.com and EDGAR at www.sec.gov.

The particular terms relating to Debt Securities offered by a Prospectus Supplement will be described in the related Prospectus Supplement. This description may include, but may not be limited to, any of the following, if applicable:

•	the specific designation of the Debt Securities;

•	any limit on the aggregate principal amount of the Debt Securities; the date or dates, if any, on which the Debt Securities will mature and the portion (if less than all of the principal amount) of the Debt Securities to be payable upon declaration of acceleration of maturity;

•	the rate or rates (whether fixed or variable) at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Debt Securities that are in registered form;

•	the terms and conditions under which we may be obligated to redeem, repay or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or otherwise;

•	the terms and conditions upon which we may redeem the Debt Securities, in whole or in part, at our option;

•	the covenants applicable to the Debt Securities;

•	the terms and conditions for any conversion or exchange of the Debt Securities for any other securities;

•	the extent and manner, if any, to which payment on or in respect of the Debt Securities of the series will be senior or will be subordinated to the prior payment of other liabilities and obligations of the Company;

•	whether the Debt Securities will be secured or unsecured;

•	whether the Debt Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Debt Securities which are in bearer form and as to exchanges between registered form and bearer form;

•	whether the Debt Securities will be issuable in the form of registered global securities (“Global Securities”), and, if so, the identity of the depositary for such registered Global Securities;

•	the denominations in which registered Debt Securities will be issuable, if other than denominations of $1,000 and integral multiples of $1,000 and the denominations in which bearer Debt Securities will be issuable, if other than denominations of $5,000;

•	each office or agency where payments on the Debt Securities will be made and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

•	if other than United States dollars, the currency in which the Debt Securities are denominated or the currency in which we will make payments on the Debt Securities;

•	material Canadian federal income tax consequences and United States federal income tax consequences of owning the Debt Securities; and

•	any other terms, conditions, rights or preferences of the Debt Securities which apply solely to the Debt Securities.

If we denominate the purchase price of any of the Debt Securities in a currency or currencies other than United States dollars or a non-United States dollar unit or units, or if the principal of and any premium and interest on any Debt Securities is payable in a currency or currencies other than United States dollars or a non-United States dollar unit or units, we will provide investors with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of Debt Securities and such non-United States dollar currency or currencies or non-United States dollar unit or units in the applicable Prospectus Supplement.

Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

The terms on which a series of Debt Securities may be convertible into or exchangeable for Common Shares or other securities of the Company will be described in the applicable Prospectus Supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Company, and may include provisions pursuant to which the number of Common Shares or other securities to be received by the holders of such series of Debt Securities would be subject to adjustment.

To the extent any Debt Securities are convertible into Common Shares or other securities of the Company, prior to such conversion the holders of such Debt Securities will not have any of the rights of holders of the securities into which the Debt Securities are convertible, including the right to receive payments of dividends or the right to vote such underlying securities.

This Prospectus does not qualify for issuance Debt Securities, or Securities convertible into or exchangeable for Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this Prospectus may qualify for issuance Debt Securities, or Securities convertible into or exchangeable for Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as CORRA or a United States federal funds rate.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The following sets forth certain general terms and provisions of the Subscription Receipts. The Company may issue Subscription Receipts, which may be offered separately or together with Common Shares, Preferred Shares, Debt Securities, Warrants or Units, as the case may be, or may be converted into or exchanged for Common Shares, Preferred Shares, Debt Securities, Warrants, Units and/or other securities upon the satisfaction of certain conditions. The particular terms and provisions of the Subscription Receipts offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Subscription Receipts, will be described in such Prospectus Supplement.

The Subscription Receipts will be issued under one or more subscription receipt agreements, in each case between the Company and a subscription receipt agent determined by the Company. A copy of any such subscription receipt agreement will be available on SEDAR+ at www.sedarplus.com and EDGAR at www.sec.gov.

The Prospectus Supplement relating to any Subscription Receipts being offered will include specific terms and provisions of the Subscription Receipts being offered thereby. These terms and provisions will include some or all of the following:

•	the name or designation of the Subscription Receipts;

•	the number of Subscription Receipts being offered;

•	the price at which Subscription Receipts will be offered and whether the price is payable in instalments;

•	the terms, conditions and procedures pursuant to which the holders of Subscription Receipts will become entitled to receive Common Shares, Preferred Shares, Debt Securities, Warrants, Units and/or other securities, as the case may be, and the consequences of such terms and conditions not being satisfied;

•	the number of Common Shares, Preferred Shares, Debt Securities, Warrants, Units and/or other securities that may be issued or delivered upon the conversion or exchange of each Subscription Receipt;

•	the identity of the Subscription Receipt agent;

•	the manner in which funds will be invested and held, and procedures for the release of funds (including interest or other income earned on funds) pending satisfaction or non-satisfaction of the escrow release or other conditions;

•	any entitlements of the holders of Subscription Receipts to receive distributions declared on Common Shares or distribution-equivalent payments;

•	the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

•	the dates or periods during which the Subscription Receipts may be converted or exchanged into Common Shares, Preferred Shares, Debt Securities, Warrants, Units and/or other securities;

•	whether such Subscription Receipts will be listed on any securities exchange;

•	material Canadian federal income tax consequences of owning, holding or disposing of the Subscription Receipts, if any;

•	if applicable, whether the Subscription Receipts shall be in registered or unregistered form;

•	if applicable, that the Subscription Receipts shall be issuable in whole or in part as one or more Global Securities and, in such case, the depositary or depositaries for such Global Securities in whose name the Global Securities will be registered;

•	any terms, procedures and limitations relating to the transferability, exchange or conversion of the Subscription Receipts;

•	any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the securities to be received on the exchange of the Subscription Receipts.

Subscription Receipts, if issued in registered form, will be exchangeable for other Subscription Receipts of the same tenor, at the office indicated in the Prospectus Supplement. No charge will be made to the holder for any such exchange or transfer except for any tax or government charge incidental thereto.

DESCRIPTION OF WARRANTS

The following sets forth certain general terms and provisions of Warrants. The Company will deliver an undertaking to the securities regulatory authority in each of the provinces and territories of Canada) pursuant to which the Company will agree not to distribute pursuant to this Prospectus, as it may be supplemented or amended, any Warrants that are “novel” (as such term is defined in NI 44-102), including Warrants that are convertible into or exchangeable or exercisable for securities of an entity other than the Company or its affiliates, unless the applicable Prospectus Supplement(s) pertaining to the distribution of the novel securities is either (a) first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada) where such novel securities are distributed, or (b) 10 business days have elapsed since the date of delivery to the applicable securities regulatory authority of the draft Prospectus Supplement in substantially final form and the applicable securities regulatory authority has not provided written comments on the draft Prospectus Supplement.

The Company may issue Warrants for the purchase of Common Shares and/or other securities. The particular terms and provisions of the Warrants offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Warrants, will be described in such Prospectus Supplement.

Warrants may be offered separately or together with Common Shares, Preferred Shares, Debt Securities, Subscription Receipts or other Securities offered by any Prospectus Supplement and may be attached to, or separate from, any such offered Securities. Each series of Warrants will be issued under one or more warrant indentures, in each case between the Company and a warrant agent determined by the Company. Each such warrant indenture, as supplemented or amended from time to time, will set out the terms and conditions of the applicable Warrants. The statements in this Prospectus relating to any warrant indenture and the Warrants to be issued under it are summaries of anticipated provisions of an applicable warrant indenture and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of such warrant indenture, as applicable. A copy of any such warrant indenture will be available on SEDAR+ at www.sedarplus.com and EDGAR at www.sec.gov.

The Prospectus Supplement relating to any Warrants being offered will include specific terms and provisions of the Warrants being offered thereby. These terms and provisions will include some or all of the following:

•	the designation of the Warrants;

•	the aggregate number of Warrants offered and the offering price;

•	the designation, number and terms of the Common Shares and/or other Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

•	the exercise price of the Warrants;

•	the dates or periods during which the Warrants are exercisable;

•	the designation and terms of any Securities with which the Warrants are issued;

•	if the Warrants are issued as a Unit with another Security, the date on and after which the Warrants and the other Security will be separately transferable;

•	the currency or currency unit in which the exercise price is denominated;

•	whether such Warrants will be subject to redemption or call, and if so, the terms of such redemption or call provisions;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	whether such Warrants will be listed on any securities exchange;

•	whether the Warrants will be issued in fully registered or global form;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

•	any other rights, privileges, restrictions and conditions attaching to the Warrants; and

•	any other material terms and conditions of the Warrants.

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities issuable on exercise of the Warrants.

Warrants, if issued in registered form, will be exchangeable for other Warrants of the same tenor, at the office indicated in the Prospectus Supplement. No charge will be made to the holder for any such exchange or transfer except for any tax or government charge incidental thereto.

DESCRIPTION OF UNITS

The following sets forth certain general terms and provisions of the Units. The Company may issue Units comprising any combination of the other Securities described in this Prospectus. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each Security comprising the Unit. The agreement, if any, under which a Unit is issued may provide that the Securities comprising the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The Prospectus Supplement relating to any Units being offered will include specific terms and provisions of the Units being offered thereby. These terms and provisions will include some or all of the following:

•	the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units;

•	how, for income tax purposes, the purchase price paid for the Units is to be allocated among the component Securities;

•	the currency or currency units in which the Units may be purchased, and the underlying Securities denominated;

•	whether such Units will be listed on any securities exchange;

•	whether the Units and the underlying Securities will be issued in fully registered or global form;

•	any other rights, privileges, restrictions and conditions attaching to the Units; and

•	any other materials terms and conditions of the Units and the underlying Securities.

The preceding description and any description of Units in the applicable Prospectus Supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to, if applicable, the unit agreement, collateral arrangements and depositary arrangements relating to such Units.

PLAN OF DISTRIBUTION

The Company may, during the 25-month period that this Prospectus remains effective, offer for sale and issue, as applicable, the Securities, separately or together: (i) through underwriters, dealers or agents purchasing as principal or acting as agent; (ii) directly to one or more purchasers, including sales upon the exercise of conversion or exchange rights attaching to convertible or exchangeable securities held by the purchaser; or (iii) through a combination of any of these methods of sale. Securities sold to the public pursuant to this Prospectus may be offered and sold exclusively in Canada or the United States, or in both jurisdictions. The Prospectus Supplement relating to each offering of Securities will indicate the jurisdiction or jurisdictions in which such offering is being made to the public, identify each underwriter, dealer or agent, as the case may be, and will also set forth the terms of that offering, including the purchase price or prices of the Securities (or the manner of determination thereof if offered on a non- fixed price basis), the proceeds to the Company and any underwriters’, dealers’ or agents’ fees, commissions or other items constituting underwriters’ or agents’ compensation. Only underwriters, dealers or agents so named in the applicable Prospectus Supplement are deemed to be underwriters, dealers or agents, as the case may be, in connection with the Securities offered thereby. A Prospectus Supplement may provide that the Securities sold thereunder will be “flow-through” securities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102, including sales made directly on the TSXV, the NYSE American or other existing trading markets for the securities. The prices at which the Securities may be offered may vary between purchasers and during the period of distribution.

If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

Any offering of Preferred Shares, Debt Securities, Subscription Receipts, Warrants or Units will be a new issue of Securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, Preferred Shares, Debt Securities, Subscription Receipts, Warrants and Units will not be listed on any securities exchange. There is no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus and any applicable Prospectus Supplement. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities, and the extent of issuer regulation. See “Risk Factors”.

Underwriters, dealers or agents may make sales of Securities in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market distribution” and subject to limitations imposed by and the terms of any regulatory approvals required and obtained under, applicable Canadian securities laws, which includes sales made directly on an existing trading market for the Common Shares, or sales made to or through a market maker other than on an exchange. In connection with any offering of Securities, except with respect to “at-the-market distributions” or as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters, dealers or agents may over-allot or effect transactions which are intended to stabilize or maintain the market price of the offered Securities at a level other than that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. No underwriter, dealer or agent involved in an “at-the-market distribution”, no affiliate of such an underwriter, dealer or agent and no person or company acting jointly or in concert with such an underwriter, dealer or agent may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities distributed, including selling an aggregate number or principal amount of Securities that would result in the underwriter, dealer or agent creating an over-allocation position in the Securities distributed.

If underwriters or dealers purchase Securities as principals, the Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. The obligations of the underwriters or dealers to purchase those Securities will be subject to certain conditions precedent, and the underwriters or dealers will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased. If agents are used in an offering, unless otherwise indicated in the Prospectus Supplement, such agents will be acting on a “best efforts” basis for the period of their appointment. Any offering price and any discounts or concessions allowed or re-allowed or paid may be changed from time to time.

Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

USE OF PROCEEDS

Unless otherwise indicated in a Prospectus Supplement, we currently expect to use the net proceeds from the sale of Securities to fund our capital commitments to the South West Arkansas Project and the East Texas Properties as part of our joint ventures with Equinor, other potential capital projects, acquisitions, general corporate purposes, and for working capital– meaning current assets minus current liabilities. Specific information about the use of the net proceeds to the Company of any offering of Securities under this Prospectus and the specific business objectives which the Company expects to accomplish with such proceeds will be set forth in the applicable Prospectus Supplement relating to that offering of Securities.

There may be circumstances where, based on results obtained or for other sound business reasons, a reallocation of funds may be necessary or prudent. Accordingly, management of the Company will have broad discretion in the application of the net proceeds of an offering of Securities. The actual amount that the Company spends in connection with each intended use of proceeds may vary significantly from the amounts specified in the applicable Prospectus Supplement and will depend on a number of factors, including those referred to under “Risk Factors” in this Prospectus and in the documents incorporated by reference herein and any other factors set forth in the applicable Prospectus Supplement. The Company may invest funds which it does not immediately use. Such investments may include short-term marketable investment grade securities denominated in United States dollars, Canadian dollars or other currencies. The Company may, from time to time, issue securities (including debt securities) other than pursuant to this Prospectus.

Any specific allocation of the net proceeds of an offering to a specific purpose will be determined at the time of the offering and will be described in the relevant Prospectus Supplement. To date, the Company has not generated revenues from operations. The Company had negative operating cash flows for the six month fiscal period ended December 31, 2024 and for the three months ended March 31, 2025 and the Company may continue to incur negative operating cash flows. As a result, the Company may need to allocate a portion of its existing working capital or a portion of the proceeds of any offering of Securities to fund any such negative operating cash flow in future periods. See “Risk Factors – Negative Operating Cash Flows”.

PRIOR FINANCINGS

The Company filed a short form base shelf prospectus on July 27, 2023 and a subsequent prospectus supplement for an “at-the-market distribution” of up to $50,000,000 on November 17, 2023 (the “ATM”). As of June 30, 2025, the net proceeds of the ATM are approximately $39,720,318, after deducting fees associated with the ATM. The Company did not previously disclose a budget for the utilization of the proceeds of the offering, but did disclose that the proceeds were intended to be utilized to support the strategic development goals of the Company, and to pursue the following objectives:

•	Continue advancement of the working programs at the South West Arkansas Project;

•	Continue advancement of the working programs at the LANXESS Property Project;

•	Continue to develop and commercialize the Demonstration Plant;

•	Develop and advance mineral right acquisitions and exploration of prospective lithium brine areas at the East Texas Properties; and

•	Pursue strategic project acquisitions.

As of the date of this Prospectus, there have been no material variances to the use of proceeds previously announced, and the Company continues to utilize the proceeds of ATM in the achievement of these objectives.

TRADING PRICE AND VOLUME

The outstanding Common Shares are listed and posted for trading in Canada on the TSXV and in the United States on the NYSE American under the symbol “SLI”. Trading prices and volumes of the Common Shares for the previous 12-month period will be provided, as required, in each Prospectus Supplement.

PRIOR SALES

Information in respect of prior sales of Common Shares and other Securities distributed under this Prospectus and for securities that are convertible into or exchangeable for Common Shares or such other Securities within the previous 12-month period will be provided, as required, in a Prospectus Supplement with respect to the issuance of Common Shares and/or other Securities pursuant to such Prospectus Supplement.

CERTAIN INCOME TAX CONSIDERATIONS

Owning any of the Securities may subject holders to tax consequences. The applicable Prospectus Supplement may describe certain material Canadian federal income tax considerations generally applicable to investors described therein of the acquisition, ownership and disposition of any Securities offered thereunder. The applicable Prospectus Supplement may describe certain United States federal income tax considerations generally applicable to investors described therein who are U.S. persons (within the meaning of the United States Internal Revenue Code of 1986, as amended) of the acquisition, ownership and disposition of any Securities offered thereunder. Prospective investors should consult their own tax advisors prior to deciding to purchase any of the Securities.

RISK FACTORS

An investment in the Securities is speculative and subject to a number of risks, including those set forth below and in the Company’s then-current AIF and in the then-current management’s discussion and analysis for our most recently completed financial year period and interim financial period, if applicable. Additional risk factors relating to a specific offering of Securities will be described in the applicable Prospectus Supplement.

Prospective investors should carefully consider these risks, in addition to the information contained and incorporated by reference herein and in the Prospectus Supplement relating to an offering and the information incorporated by reference therein, before purchasing Securities. Some of the risk factors described herein and in the documents incorporated by reference herein (including subsequently filed documents incorporated by reference herein), including the applicable Prospectus Supplement are interrelated and, consequently, investors should treat such risk factors as a whole. If any of the events identified in these risks and uncertainties were to actually occur, it could have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company. These are not the only risks and uncertainties that the Company faces. Additional risks and uncertainties not presently known to the Company or that are currently considered immaterial may also have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company. The Company cannot assure you that it will successfully address any or all of these risks. There is no assurance that any risk management steps taken will avoid future loss due to the occurrence of the risks described in this Prospectus or the applicable Prospectus Supplement or the documents incorporated by reference herein and therein or other unforeseen risks.

Liquidity and Capital Resources

At March 31, 2025, the Company had a cash balance of $31,568,529, a working capital surplus of $31,326,800 and current obligations of $5,677,612.

Historically, capital requirements have been primarily funded through the sale of Common Shares. Factors that could affect the availability of financing include the progress and results of ongoing exploration at the Company’s mineral properties, the state of international debt and equity markets and investor perceptions and expectations of the global market for lithium and its derivatives. There can be no assurance that such financing will be available in the amount required at any time or for any period or, if available, that it can be obtained on terms satisfactory to the Company. Based on the amount of funding raised, the Company’s planned exploration, development or other work programs may be postponed, or otherwise revised, as necessary.

There is No Market for the Securities

Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares, Debt Securities, Subscription Receipts, Warrants and Units will not be listed on any securities exchange. There is no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus and any applicable Prospectus Supplement. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities, and the extent of issuer regulation.

Dilution from Further Financings

The Company may need to raise additional financing in the future through the issuance of additional equity securities or convertible debt securities. If the Company raises additional funding by issuing additional equity securities or convertible debt securities, such financings may substantially dilute the interests of shareholders of the Company and reduce the value of their investment and the value of the Company’s securities.

Active Liquid Market for Common Shares and Market Price of Securities

There may not be an active, liquid market for the Common Shares. There is no guarantee that an active trading market for the Common Shares will be maintained on the TSXV and/or the NYSE American. Investors may not be able to sell their Common Shares quickly or at the latest market price if trading in the Common Shares is not active.

Securities markets have a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. Securities of companies with small capitalization have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These risk factors included global economic and trade developments and market perceptions of the attractiveness of certain industries. There can be no assurance that continuing fluctuations in price will not occur. In addition, from time to time, the stock market experiences significant price and volume volatility that may affect the market price of the Common Shares for reasons unrelated to the Company’s performance.

Other factors unrelated to the performance of the Company that may have an effect on the price of Common Shares include the following: lessening in trading volume and general market interest in the Company’s securities may affect a purchaser’s ability to trade significant numbers of Common Shares; and the size of the Company’s public float may limit the ability of some institutions to invest in the Company’s securities. The price per Common Share may be adversely affected by a variety of factors relating to the Company’s business, including fluctuation in the Company’s operating and financial results, the result of any public announcement made by the Company and the Company’s failure to meet analysts’ expectations. Additionally, the value of the Common Shares is subject to market value fluctuations based upon factors that influence the Company’s activity and changes in interest and currency rates.

The market value of the Common Shares may also be affected by the Company’s financial results and political, economic, financial, and other factors that can affect the capital markets generally, the stock exchanges on which the Common Shares are traded and the market segment of which the Company is a part.

The Company May Be Impacted by Inflationary Pressures

General inflationary pressures may affect labor and other costs, which could have a material adverse effect on the Company’s financial condition, results of operations and the capital expenditures required to advance the Company’s business plans. There can be no assurance that any governmental action taken to control inflationary or deflationary cycles will be effective or whether any governmental action may contribute to economic uncertainty. Governmental action to address inflation or deflation may also affect currency values. Accordingly, inflation and any governmental response thereto may have a material adverse effect on the Company’s business, results of operations, cash flow, financial condition and the price of the Company’s securities.

Discretion in the Use of Proceeds

Management will have broad discretion concerning the use of the net proceeds from the offering of any Securities, as well as the timing of their expenditures. Depending on fluctuations in lithium prices and other factors, the intended use of net proceeds from the offering of any Securities may change. As a result, an investor will be relying on the judgment of management for the application of the net proceeds from the offering of any Securities. Management may use the net proceeds from the offering of any Securities in ways that an investor may not consider desirable if they believe it would be in the best interests of the Company to do so. The results and the effectiveness of the application of proceeds from an offering of any Securities are uncertain. If the proceeds are not applied effectively, the Company’s business, financial condition, results of operations or prospects may suffer.

Negative Operating Cash Flows

Given that none of the Company’s properties have yet to enter commercial production and generate cash flow, the Company had negative operating cash flow for its fiscal period ended December 31, 2024. To the extent that the Company has negative cash flow in future periods, the Company may need to deploy a portion of its cash reserves or a portion of the proceeds of any offering of Securities to fund such negative cash flow.

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement relating to a specific offering of Securities, certain legal matters relating to the offering of the Securities will be passed upon on behalf of the Company by Cassels Brock & Blackwell LLP with respect to matters of Canadian law and Skadden, Arps, Slate, Meagher & Flom LLP with respect to matters of U.S. law. As at the date of this Prospectus, the partners and associates of Cassels Brock & Blackwell LLP, as a group, beneficially own, directly or indirectly, less than 1% of the outstanding securities of any class or series of the Company.

exemption from national instrument 44-101

Pursuant to a decision of the Autorité des marchés financiers dated May 29, 2025, the Company was granted exemptive relief from the requirement that this Prospectus as well as the documents incorporated by reference herein and any Prospectus Supplement and the documents incorporated by reference therein to be filed in relation to an “at-the-market” distribution be publicly filed in both the French and English languages. This exemptive relief is granted on the condition that this Prospectus, any Prospectus Supplement (other than in relation to an “at-the-market” distribution) and the documents incorporated by reference herein and therein be publicly filed in both the French and English languages if the Company offers Securities to Quebéc purchasers in connection with an offering other than in relation to an “at-the-market” distribution.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The Company’s independent registered public accounting firm is PricewaterhouseCoopers LLP, Chartered Professional Accountants, who have issued a Report of Independent Registered Public Accounting Firm dated March 21, 2025 in respect of the Company’s consolidated financial statements as at December 31, 2024 and June 30, 2024 and for the six-month period ended December 31, 2024 and for the year ended June 30, 2024. PricewaterhouseCoopers LLP has advised that they are independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada, including the CPABC Code of Professional Conduct and any applicable legislation or regulations, as well as the rules of the SEC and the Public Company Accounting Oversight Board (PCAOB) on auditor independence.

The registrar and transfer agent for the Common Shares is TSX Trust Company, located at its principal offices in Vancouver, British Columbia.

INTERESTS OF EXPERTS

Experts who have prepared reports or summaries of reports for the Company directly or in a document incorporated by reference to the Prospectus include the following: Mr. Frank Gay, P.Eng. of Hunt, Guillot & Associates, LLC (HGA), Mr. Marek Dworzanowski, EUR ING, C.Eng., Mr. Randal M. Brush, P.Eng. of Haas and Cobb Petroleum Consultants, LLC, Mr. Robert E. Williams, P.Geo., CPG of Haas and Cobb Petroleum Consultants, LLC, Mr. Caleb Mutschler, P.Eng of HGA, Mr. Dutch Johnson, P.Eng of HGA and Mr. Charles Campbell, P.Eng of Alliance Technical Group, have acted as qualified persons under NI 43-101 in connection with the South West Arkansas Technical Report. Mr. Randal M. Brush, P.Eng. of Haas and Cobb Petroleum Consultants, LLC, Mr. Charles Daniel Campbell, P.Eng. of Alliance Technical Group, Mr. Frank Gay, P.Eng. of HGA, Ms. Susan B. Patton, P.Eng. of RESPEC Company, LLC, Mr. Mike Rockandel, RM-SME of Mike Rockandel Consulting, LLC, and Mr. Robert E. Williams, Jr. PG, CPG of Haas and Cobb Petroleum Consultants, LLC have acted as qualified persons under NI 43-101 in connection with the Lanxess Technical Report.

None of the above-mentioned experts has any registered or beneficial interest, directly or indirectly, in any securities or other properties of the Company. None of the aforementioned firms or persons, nor any directors, officers or employees of such firms, are currently, or are expected to be elected, appointed or employed as, a director, officer or employee of the Company. As at the date hereof, such persons, and the directors, officers, partners and employees, as applicable, of each of the experts beneficially own, directly or indirectly, in the aggregate, less than 1% of the securities of the Company.

Experts who have prepared reports for the Company directly or in a document incorporated by reference to the Prospectus include the following: PricewaterhouseCoopers LLP, Chartered Professional Accountants, who issued the Report of Independent Registered Public Accounting Firm accompanying the audited financial statements of the Company for the six month fiscal period ended December 31, 2024 and year ended June 30, 2024, and report that they are independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada, including the CPABC Code of Professional Conduct and any applicable legislation and regulations, as well as the rules of the SEC and the Public Company Accounting Oversight Board (PCAOB) on auditor independence, as of the date hereof.

All scientific and technical information in this Prospectus has been reviewed and approved by Stephen D. Ross, Professional Geologist, who is a qualified person under NI 43-101. Mr. Ross is not independent of the Company as he is a Consultant and Vice President, Resource Development of the Company. As of the date hereof, Mr. Ross holds 460,500 Common Shares and 100,000 Options.

GLOSSARY OF TERMS

When used in this Prospectus, the following terms have the meanings set forth below unless expressly indicated otherwise.

“AIF” has the meaning given to that term under “Documents Incorporated by Reference”.

“Arkansas Lithium Projects” has the meaning given to that term under “Business of the Company”.

“ATM” has the meaning given to that term under “Prior Financings”.

“Board of Directors” means the board of directors of the Company.

“CBCA” means the Canada Business Corporations Act.

“Common Shares” has the meaning given to that term on the cover page of this Prospectus.

“Company” has the meaning given to that term on the cover page of this Prospectus.

“Demonstration Plant” has the meaning given to that term under “Business of the Company”.

“Debt Securities” has the meaning given to that term on the cover page of this Prospectus.

“DSUs” means the deferred share units of the Company.

“East Texas Properties” has the meaning given to that term under “Business of the Company”.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system.

“Equinor” has the meaning given to that term under “Business of the Company”.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Forward-Looking Information” has the meaning given to that term under “Forward-Looking Information”.

“GAAP” means the Generally Accepted Accounting Principles.

“Global Securities” has the meaning given to that term under “Description of Debt Securities”.

“IFRS” has the meaning given to that term on the cover page of this Prospectus.

“Joint Development Agreement” means a joint development agreement entered into on May 9, 2023 between Standard Lithium Ltd. and Koch technology Solutions, LLC.

“LANXESS” means LANXESS Corporation.

“LANXESS Property Project” has the meaning given to that term under “Business of the Company”.

“Lanxess Technical Report” has the meaning given to that term under “Documents Incorporated by Reference”.

“LSS” has the meaning given to that term under “Business of the Company”,

“MJDS” has the meaning given to that term on the cover page of this Prospectus.

“NI 43-101” has the meaning given to that term under “Notice Regarding Representation of Mineral Reserve and Mineral Resource Estimates”.

“NI 44-101” means National Instrument 44-101 – Short Form Prospectus Distributions.

“NI 44-102” means National Instrument 44-102 – Shelf Distributions.

“NYSE American” has the meaning given to that term on the cover page of this Prospectus.

“Options” means the incentive stock options of the Company.

“Preferred Shares” has the meaning given to that term on the cover page of this Prospectus.

“Prospectus” has the meaning given to that term on the cover page of this Prospectus.

“Prospectus Supplement” has the meaning given to that term on the cover page of this Prospectus.

“RSUs” means the restricted share units of the Company.

“SEC” has the meaning given to that term on the cover page of this Prospectus.

“Securities” has the meaning given to that term on the cover page of this Prospectus.

“SEDAR+” means the System for Electronic Document Analysis and Retrieval Plus.

“SLI” or “we” has the meaning given to that term on the cover page of this Prospectus.

“South West Arkansas Project” has the meaning given to that term under “Business of the Company”.

“South West Arkansas Technical Report” has the meaning given to that term under “Documents Incorporated by Reference”.

“Subscription Receipts” has the meaning given to that term on the cover page of this Prospectus.

“SWA Lithium” has the meaning given to that term under “Business of the Company”.

“TETRA” has the meaning given to that term under “Business of the Company”.

“TETRA 1st Option Agreement” has the meaning given to that term under “Business of the Company”.

“TSXV” has the meaning given to that term on the cover page of this Prospectus.

“Units” has the meaning given to that term on the cover page of this Prospectus.

“Warrants” has the meaning given to that term on the cover page of this Prospectus.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under the Canada Business Corporations Act (the “CBCA”), we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity. The CBCA also provides that we may advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the CBCA unless the individual:

•	acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our by-laws require us to indemnify to the fullest extent permitted by the CBCA each of our current or former directors or officers and each individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity.

Our by-laws authorize us to purchase and maintain insurance for the benefit of each of our current or former directors or officers and each person who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity provided the individual acted in that capacity at our request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

(a)            Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)            Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

EXHIBIT INDEX

Exhibit No.	Description

4.1	The annual information form of the Registrant for the six month fiscal period ended December 31, 2024, dated March 21, 2025 (incorporated by reference to Exhibit 99.1 to the Registrant’s annual report on Form 40-F, filed with the SEC on March 24, 2025).
4.2	The audited consolidated financial statements of the Registrant as at and for the six month fiscal period ended December 31, 2024 and year ended June 30, 2024, together with the notes thereto and the auditor’s report thereon (incorporated by reference to Exhibit 99.3 to the Registrant’s annual report on Form 40-F, filed with the SEC on March 24, 2025).
4.3	The management’s discussion and analysis of the results of operations and financial condition of the Registrant for the six month fiscal period ended December 31, 2024 (incorporated by reference to Exhibit 99.2 to the Registrant’s annual report on Form 40-F, filed with the SEC on March 24, 2025.
4.4	The unaudited condensed consolidated interim financial statements of the Registrant as at and for the three months ended March 31, 2025 and 2024, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant’s current report on Form 6-K, filed with the SEC on May 9, 2025.
4.5	The management’s discussion and analysis of the results of operations and financial condition of the Registrant for the three months ended March 31, 2025 (incorporated by reference to Exhibit 99.2 to the Registrant’s current report on Form 6-K, filed with the SEC on May 9, 2025).
4.6	The management information circular of the Registrant dated May 15, 2024 prepared in connection with the annual general and special meeting of shareholders held on June 27, 2024 (incorporated by reference to Exhibit 99.1 to the Registrant's current report on Form 6-K, filed with the SEC on May 28, 2024).
4.7	The management information circular of the Registrant dated May 30, 2025 prepared in connection with the annual general and special meeting of shareholders held on July 16, 2025 (incorporated by reference to Exhibit 99.1 to the Registrant’s current report on Form 6-K, filed with the SEC on June 5, 2025).
4.8	Amended and Restated National Instrument 43-101 Technical Report on Sout West Arkansas Project Pre-Feasibility Study, Lewisville, Lafayette County, AR, dated July 23, 2025 and with an effective date of August 8, 2023, amending and restating the earlier report dated September 18, 2023 (incorporated by reference to Exhibit 99.1 to the Registrant’s current report on Form 6-K, filed with the SEC on July 31, 2025 (File No. 001-40569)).
4.9	Amended and Restated National Instrument 43-101 Technical Report for the Definitive Feasibility Study for Commercial Lithium Extraction Plant at Lanxess South Plant, dated July 23, 2025 and with an effective date of August 18, 2023, amending and restating the earlier report dated October 18, 2023 (incorporated by reference to Exhibit 99.2 to the Registrant’s current report on Form 6-K, filed with the SEC on July 31, 2025 (File No. 001-40569)).
5.1	Consent of PricewaterhouseCoopers LLP
5.2	Consent of Marek Dworzanowski
5.3	Consent of Mike Rockandel Consulting, LLC
5.4	Consent of RESPEC Company, LLC
5.5	Consent of Alliance Technical Group, LLC
5.6	Consent of Haas and Cobb Petroleum Consultants, LLC
5.7	Consent of Hunt, Guillot & Associates, Inc.
5.8	Consent of Stephen D. Ross
6.1	Powers of Attorney (included in Part III of this Registration Statement).
7.1*	Form of Indenture (if debt securities are offered by a supplement to this Registration Statement, the Registrant will file with the Commission a trustee’s Statement of Eligibility on Form T-1).
107	Filing Fee Table.

* To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on July 31, 2025.

STANDARD LITHIUM LTD.

By:	/s/ Salah Gamoudi
Name:	Salah Gamoudi
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Park and Salah Gamoudi, and each of them, either of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned, in any and all such capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement and any registration statements filed pursuant to Rule 429 under the Securities Act of 1933 relating to this Registration Statement and all instruments necessary or in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent, each acting alone, full power and authority to do and perform in the name and on behalf of the undersigned each and every act and thing whatsoever necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on July 31, 2025.

Signature	Title

/s/ David Park	Chief Executive Officer and Director
David Park	(Principal Executive Officer)

/s/ Salah Gamoudi	Chief Financial Officer
Salah Gamoudi	(Principal Financial and Accounting Officer)

/s/ Robert Cross	Non-Executive Chairman
Robert Cross

/s/ Andrew Robinson	President, Chief Operating Officer and Director
Andrew Robinson

/s/ Anca Rusu	Director
Anca Rusu

/s/ Jeffrey Barber	Director
Jeffrey Barber

/s/ Volker Berl	Director
Volker Berl

/s/ Claudia D’Orazio	Director
Claudia D’Orazio

/s/ Paul Collins	Director
Paul Collins

/s/ Karen Narwold	Director
Karen Narwold

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Newark, State of Delaware on July 31, 2025.

PUGLISI & ASSOCIATES
(Authorized Representative in the United States)

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director